Exhibit 99.22

ISSN 1718-8369

Volume 7, number 10	May 17, 2013
AS AT FEBRUARY 28, 2013

Highlights for February 2013

❑	Budgetary revenue in February amounts to $5.8 billion, up $171 million compared to last year. Own-source revenue amounts to $4.3 billion while federal transfers stand at $1.5 billion.

❑	Program spending amounts to $4.7 billion, up $48 million compared to last year.

❑	Debt service stands at $620 million, up $31 million compared to last year.

❑	Consolidated budgetary transactions show a surplus of $505 million for February 2013, compared with a surplus of $576 million for February 2012.

❑	Taking the $99 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $406 million for February 2013.

On the basis of the cumulative results as at February 28, 2013, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $955 million. As announced in the March 2013 Update on Québec’s Economic and Financial Situation, the budget deficit objective of $1 500 million for fiscal year 2012-2013 is maintained.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	February		April to February			Update on Québec’s Economic and Financial Situation Spring 2013
	2012[1]	2013	2011-2012[1]	2012-2013		2012-2013		Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	4 273	4 280	45 237	47 178	[2]	52 942	[2]	5.3

Federal transfers	1 314	1 478	13 909	14 158		15 710		3.1
Total	5 587	5 758	59 146	61 336		68 652		4.8

BUDGETARY EXPENDITURE

Program spending	-4 602	-4 650	-54 666	-55 818		-62 642		1.9

Debt service	-589	-620	-6 695	-7 079		-7 822		6.5
Total	-5 191	-5 270	-61 361	-62 897		-70 464		2.3

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	126	-56	789	817		462		—

Health and social services and education networks	-41	-26	-135	-211		-100		—

Generations Fund	95	99	743	853		936		—
Total	180	17	1 397	1 459		1 298		—
Contingency reserve	—	—	—	—		-50		—

Exceptional loss – closing of the Gentilly-2 generating station	—	—	—	-1 876		-1 876		—

SURPLUS (DEFICIT)	576	505	-818	-1 978		-2 440		—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	-95	-99	-743	-853		-936		—

Exceptional loss – closing of the Gentilly-2 generating station[4]	—	—	—	1 876		1 876		—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	481	406	-1 561	-955		-1 500		—
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)

Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013 included in Hydro-Québec’s audited financial statements as at December 31, 2012.

(3)	The details of these transactions by type of entity are shown on page 5 of this report.
(4)

Since this is a one-time event independent of the management of its day-to-day operations, the government announced, in Budget 2013-2014 last November 20, amendments to the Balanced Budget Act to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

Cumulative results as at February 28, 2013

Budgetary balance

❑	For the period from April 2012 to February 2013, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $955 million.

❑

As mentioned in the March 2013 Update on Québec’s Economic and Financial Situation, the budget deficit forecast for fiscal year 2012-2013 is set at $1.5 billion. The following items have a particular effect on the budgetary balance during the year:

—

the recognition of an amount of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). This amount, recognized at the rate of $244 million per month from January to March 2013, helps reduce the deficit for the fiscal year;

—

the additional cost of $407 million relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at February 28;

—	a contingency reserve of $50 million.

Budgetary revenue

❑	As at February 28, 2013, budgetary revenue amounts to $61.3 billion, $2 190 million more than as at February 29, 2012.

—	Own-source revenue stands at $47.2 billion, $1 941 million more than at the same date last year.

—	Federal transfers amount to $14.2 billion, up $249 million compared to February 29, 2012.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $62.9 billion, an increase of $1 536 million, or 2.5%, compared to last year.

—	For the first eleven months of the fiscal year, program spending rose by $1 152 million, or 2.1%, and stands at $55.8 billion.

—	The most significant changes are in the Health and Social Services ($819 million) and the Education and Culture ($267 million) missions.

—

In comparison, the March 2013 Update on Québec’s Economic and Financial Situation stipulates growth of 1.9% for program spending in 2012-2013. Measures have already been taken to meet the program spending growth objective.

—	Debt service stands at $7.1 billion, an increase of $384 million or 5.7% compared to last year.

Consolidated entities

❑	As at February 28, 2013, the results of consolidated entities show a surplus of $1 459 million. These results include:

—	a surplus of $817 million for special funds and non-budget-funded bodies;

—	a $211-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $853 million.

Net financial requirements

❑

As at February 28, 2013, consolidated net financial requirements stand at $4.9 billion, a decrease of $1.7 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	February			April to February
	2012[1]	2013	Change	2011-2012[1]	2012-2013		Change
BUDGETARY REVENUE

Own-source revenue	4 273	4 280	7	45 237	47 178	[2]	1 941

Federal transfers	1 314	1 478	164	13 909	14 158		249
Total	5 587	5 758	171	59 146	61 336		2 190

BUDGETARY EXPENDITURE

Program spending	-4 602	-4 650	-48	-54 666	-55 818		-1 152

Debt service	-589	-620	-31	-6 695	-7 079		-384
Total	-5 191	-5 270	-79	-61 361	-62 897		-1 536

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	126	-56	-182	789	817		28

Health and social services and education networks	-41	-26	15	-135	-211		-76

Generations Fund	95	99	4	743	853		110
Total	180	17	-163	1 397	1 459		62
Exceptional loss – Closing of Gentilly-2 nuclear generating station	—	—	—	—	-1 876		-1 876
SURPLUS (DEFICIT)	576	505	-71	-818	-1 978		-1 160

Consolidated non-budgetary requirements	-481	290	771	-5 834	-2 956		2 878

CONSOLIDATED NET FINANCIAL REQUIREMENTS	95	795	700	-6 652	-4 934		1 718
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)

Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013 included in Hydro-Québec’s audited financial statements as at December 31, 2012.

(3)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	February			April to February
Revenue by source	2012[1]	2013	Change %	2011-2012[1]	2012-2013		Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 527	1 411	-7.6	17 137	17 224		0.5

Contributions to Health Services Fund	512	518	1.2	5 668	6 017		6.2

Corporate taxes	483	513	6.2	3 210	3 334		3.9

Consumption taxes	1 030	1 133	10.0	13 123	14 364		9.5

Others sources	206	146	-29.1	1 816	1 688		-7.0
Total own-source revenue excluding government enterprises	3 758	3 721	-1.0	40 954	42 627		4.1

Revenue from government enterprises	515	559	8.5	4 283	4 551	[2]	6.3
Total own-source revenue	4 273	4 280	0.2	45 237	47 178		4.3

Federal transfers

Equalization	651	616	-5.4	7 163	6 775		-5.4

Protection payment	31	30	-3.2	338	332		-1.8

Health transfers	369	407	10.3	4 142	4 383		5.8

Transfers for post-secondary education and other social programs	128	124	-3.1	1 361	1 360		-0.1

Other programs	135	56	-58.5	905	819		-9.5
Subtotal	1 314	1 233	-6.2	13 909	13 669		-1.7

Harmonization of the QST with the GST – Compensation	—	245	—	—	489		—
Total federal transfers	1 314	1 478	12.5	13 909	14 158		1.8
BUDGETARY REVENUE	5 587	5 758	3.1	59 146	61 336		3.7
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)

Excluding the exceptional loss of $1 876 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013 included in Hydro-Québec’s audited financial statements as at December 31, 2012.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	February			April to February
Expenditures by mission	2012	2013	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 095	2 162	3.2	25 999	26 818	3.2

Education and Culture	1 209	1 249	3.3	14 835	15 102	1.8

Economy and Environment	487	471	-3.3	4 918	4 747	-3.5

Support for Individuals and Families	506	497	-1.8	5 544	5 625	1.5

Administration and Justice	305	271	-11.1	3 370	3 526	4.6
Total program spending	4 602	4 650	1.0	54 666	55 818	2.1
Debt service	589	620	5.3	6 695	7 079	5.7
BUDGETARY EXPENDITURE	5 191	5 270	1.5	61 361	62 897	2.5

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	February 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	769	99	47	300	1 703	—	2 918	-1 665	1 253

EXPENDITURE

Expenditure	-709	—	-47	-300	-1 595	-26	-2 677	1 585	-1 092

Debt service	-136	—	—	—	-88	—	-224	80	-144

TOTAL	-845	—	-47	-300	-1 683	-26	-2 901	1 665	-1 236
RESULTS	-76	99	—	—	20	-26	17	—	17

	April to February 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	8 548	853	867	4 945	20 162	—	35 375	-19 552	15 823

EXPENDITURE

Expenditure	-6 323	—	-867	-4 945	-18 878	-211	-31 224	18 613	-12 611

Debt service	-1 642	—	—	—	-1 050	—	-2 692	939	-1 753

TOTAL	-7 965	—	-867	-4 945	-19 928	-211	-33 916	19 552	14 364
RESULTS	583	853	—	—	234	-211	1 459	—	1 459
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 646-3983.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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